UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 2, 2007 (April 26, 2007)

M & F Worldwide Corp.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-13780		02-0423416
(Commission File Number)		(IRS Employer Identification No.)

35 East 62nd Street New York, New York		10021
(Address of Principal Executive Offices)		(Zip Code)

(212) 572-8600
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

PURCHASE AGREEMENT

On April 26, 2007, Clarke American Corp. (“Clarke American”), a wholly owned subsidiary of M & F Worldwide Corp. (“M & F Worldwide”), entered into a Purchase Agreement (the “Purchase Agreement”) with certain initial purchasers relating to the offering of $310.0 million aggregate principal amount of 9.50% Senior Fixed Rate Notes due 2015 (the “Fixed Rate Notes”) and $305.0 million aggregate principal amount of Senior Floating Rate Notes due 2015 (the “Floating Rate Notes”, and together with the Fixed Rate Notes, the “Senior Notes”). The Purchase Agreement contains provisions, including representations and warranties, conditions precedent and indemnification, that are customary for transactions of this type.  The Senior Notes are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

INDENTURE

General.  The Senior Notes were issued pursuant to an Indenture, dated as of May 1, 2007, by and among Clarke American, the Co-Issuers and Guarantors party thereto and Wells Fargo Bank, N.A., as Trustee (the “Indenture”). The holders of the Senior Notes will have certain registration rights pursuant to the Registration Rights Agreement (as defined below).

This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Senior Notes, which M & F Worldwide is required to file as exhibits to its next periodic report for the fiscal quarter ending June 30, 2007. Interested parties should read those agreements in their entirety.

Maturity Date and Interest Rate.  The Senior Notes will mature on May 15, 2015.  The Fixed Rate Notes bear interest at a rate per annum of 9.50%, payable on May 15 and November 15 of each year, commencing on November 15, 2007.  The Floating Rate Notes bear interest at a rate per annum equal to the Applicable LIBOR Rate (as defined in the Indenture) plus 475 basis points, payable on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2007.

Guarantees.  The Senior Notes are guaranteed fully and unconditionally, jointly and severally by all of Clarke American’s domestic subsidiaries, all of which are 100% owned by it, and are co-issued by many of its domestic subsidiaries.

Ranking.  The Senior Notes and the Guarantees are Clarke American’s, the Co-Issuers’ and the Guarantors’ unsecured senior obligations.  Such obligations will rank equally with all of Clarke American’s, the Co-Issuers’ and the Guarantors’ existing and future senior unsecured indebtedness, and senior to all of Clarke American’s, the Co-Issuers’ and the Guarantors’ future subordinated indebtedness. The Senior Notes will be effectively subordinated to all of Clarke American’s, the Co-Issuers’ and the Guarantors’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness, including outstanding borrowings under the Credit Agreement (as defined below).

Optional Redemption.

Floating Rate Notes.   Clarke American may, at its option, redeem some or all of the Floating Rate Notes at any time on or after May 15, 2009, at declining redemption prices set forth in the Indenture, plus, in each case, accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, to the redemption date.

At any time prior to May 15, 2009, Clarke American may, at its option, redeem all or a part of the Floating Rate Notes at a redemption price equal to 100% of the principal amount of the Floating Rate Notes redeemed, plus an applicable make-whole premium as of the date of the redemption, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date.

In addition, at any time prior to May 15, 2009, Clarke American may redeem up to 35% of the outstanding principal amount of the Floating Rate Notes, with the net cash proceeds from certain equity offerings at a redemption price equal to 100% of the principal amount of the Floating Rate Notes redeemed, plus a premium, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date. Clarke American may make the redemption only if, after the redemption, at least 50% of the aggregate principal amount of Floating Rate Notes issued under the Indenture remains outstanding and each such redemption occurs within 90 days of the closing of such equity offering.

Fixed Rate Notes.  Clarke American may, at its option, redeem some or all of the Fixed Rate Notes at any time on or after May 15, 2011, at declining redemption prices set forth in the Indenture, plus, in each case, accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, to the redemption date.

At any time prior to May 15, 2011, Clarke American may, at its option, redeem all or a part of the Fixed Rate Notes at a redemption price equal to 100% of the principal amount of the Fixed Rate Notes redeemed, plus an applicable make-whole premium as of the date of the redemption, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date.

In addition, at any time prior to May 15, 2010, Clarke American may redeem up to 35% of the outstanding principal amount of the Fixed Rate Notes, with the net cash proceeds from certain equity offerings at a redemption price equal to 109.5% of the principal amount of the Fixed Rate Notes redeemed, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date. Clarke American may make the redemption only if, after the redemption, at least 50% of the aggregate principal amount of Floating Rate Notes issued under the Indenture remains outstanding and each such redemption occurs within 90 days of the closing of such equity offering.

Change of Control.  Clarke American must offer to repurchase all of the Senior Notes upon the occurrence of a Change of Control (as defined in the Indenture), at a purchase price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest.  Clarke American must also offer to repurchase the Senior Notes with the proceeds from certain sales of assets, if it does not apply those proceeds within a specified time period after the sale, at a purchase price equal to 100% of their aggregate principal amount, plus accrued and unpaid interest.

Certain Covenants.  The Indenture contains customary restrictive covenants, including, among other things, restrictions on the ability of Clarke American and its Restricted Subsidiaries (as defined in the Indenture) to incur additional debt, pay dividends and make distributions, make certain investments, repurchase stock, incur liens, enter into transactions with affiliates, enter into sale and lease back transactions, merge or consolidate and transfer or sell assets.

REGISTRATION RIGHTS AGREEMENT

In connection with the issuance of the Senior Notes, a Registration Rights Agreement was entered into on May 1, 2007, by and among Clarke American, the Guarantors party thereto, Credit Suisse Securities (USA) LLC, Bear, Stearns & Co. Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Registration Rights Agreement”), pursuant to which Clarke American and the Co-Issuers and Guarantors agreed, among other things, to:

•

file a registration statement within 180 days after the issuance of the Senior Notes, enabling holders to exchange the Senior Notes for publicly registered exchange notes with substantially identical terms;

•

use all commercially reasonable efforts to cause the registration statement to become effective within 270 days after the issuance of the Senior Notes; and

•

use all commercially reasonable efforts to complete an exchange offer within 45 business days, or longer, if required by the federal securities laws, after the effective date of the registration statement.

In addition, under certain circumstances, Clarke American and the Co-Issuers and Guarantors may be required to file a shelf registration statement to cover resales of the notes.

If Clarke American does not comply with these obligations, Clarke American and the guarantors will be required to pay Additional Interest to holders of the Senior Notes under certain circumstances.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with the Acquisition (as defined below), Clarke American’s existing credit agreement, dated as of December 15, 2005 was repaid and discharged.

Item 2.01 Completion of Acquisitions or Dispositions of Assets.

On May 1, 2007, M & F Worldwide completed its previously announced acquisition (the “Acquisition”) of John H. Harland Company (“Harland”) pursuant to the Agreement and Plan of Merger, dated as of December 19, 2006 (the “Merger Agreement”), by and among Harland, M & F Worldwide and H Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of M & F Worldwide.  The Merger Agreement provided for Merger Sub to merge with and into Harland (the “Merger”) with Harland continuing after the Merger as the surviving corporation and as a wholly owned subsidiary of Clarke American.  The former stockholders of Harland have the right to receive $52.75 in cash for each share of Harland common stock, representing, along with the repayment of Harland’s existing credit facility, an approximate transaction value of  $1.7 billion in the aggregate.

M & F Worldwide used the net proceeds from the offering of the Senior Notes, together with $1.8 billion aggregate principal amount of borrowings under the Credit Agreement (as defined below) to finance the purchase price of the Acquisition, repay Clarke American’s and Harland’s existing indebtedness and pay transaction fees and expenses.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement that was filed by M & F Worldwide as Exhibit 2.1 to its Current Report on Form 8-K filed on December 20, 2006.

The full text of the press release, dated May 1, 2007, announcing the completion of the Acquisition, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See discussion under Item 1.01 above, which discussion is incorporated herein by reference under this Section 2.03.

In addition, on May 1, 2007, in connection with the Acquisition, Clarke American borrowed an aggregate of $1.8 billion in term loans under its new Credit Agreement, dated April 4, 2007 (the “Credit Agreement”), among itself, as Borrower, the financial institutions party thereto, as the Lenders, and Credit Suisse, Cayman Islands Branch, as Administrative Agent and Collateral Agent, and certain subsidiaries of Clarke American from time to time party thereto, as Subsidiary Co-Borrowers.  The terms of the Credit Agreement are described in Clarke American’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2007.

Item 3.03  Material Modifications to Rights of Security Holders.

        In connection with the previously-announced tender offer and consent solicitation for Clarke American's 11 3/4% Senior Notes due 2013 (the "2013 notes") described in Item 8.01 below, holders of approximately 99.9% of the 2013 notes tendered their notes and consented to the proposed amendments to the indenture governing the 2013 notes (the "2013 Indenture").  The tendered notes were accepted for payment and paid for on May 1, 2007 by Clarke American.  As a result, the proposed amendments to the 2013 Indenture, which were set forth in a second supplemental indenture filed by Clarke American as an exhibit to its Current Report on Form 8-K on April 19, 2007, became operative on that date.  The amendments to the 2013 Indenture deleted substantially all of the restrictive covenants in the 2013 Indenture, as well as certain event of default provisions and defined terms and other references to such covenants but made irrelevant as a result of their deletion.

Item 8.01 Other Events.

Initial Settlement of Debt Tender Offer

On April 5, 2007, Clarke American commenced a tender offer for any and all of the $175.0 million in aggregate principal amount of its then outstanding 2013 Notes and a consent solicitation from the holders of the 2013 Notes to remove substantially all of the restrictive covenants and certain other provisions from the 2013 Indenture. The total consideration for each $1,000 principal amount of the 2013 Notes validly tendered and not properly withdrawn pursuant to the tender offer was $1,183.10 per $1,000 principal amount of the 2013 Notes.  The total consideration included a consent payment of $30.00 per $1,000 principal amount of 2013 Notes payable to holders who tendered their notes and validly delivered their consents to remove the restrictive covenants under the 2013 Indenture on or prior to 5:00 p.m. (New York City time) on April 18, 2007.  As of May 1, 2007, 99.9% of the 2013 Notes were validly tendered and accepted for purchase in the tender offer.  On that date, Clarke American paid the tender offer consideration to holders of those notes.  The tender offer will expire at 9:00 a.m. (New York City time) on May 3, 2007.  If the remaining untendered 2013 notes are tendered by that time, Clarke American will promptly pay the holders of those notes the tender offer consideration.

Name Change

On May 2, 2007, Clarke American Corp. is changing its name to Harland Clarke Holdings Corp.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The audited consolidated financial statements of Harland as of December 31, 2006 and 2005, and for the years ended December 31 2006, 2005 and 2004, are incorporated herein by reference from Harland’s Annual Report on Form 10-K filed on February 28, 2007.

(b) Pro Forma financial information.

The pro forma financial information relating to the Acquisition is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(d) Exhibits

Exhibit No.	Description of Exhibit
23.1	Consent of Deloitte & Touche LLP
99.1	Press Release dated May 1, 2007 issued by M & F Worldwide Corp.
99.2	Pro Forma Financial Information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, M & F Worldwide has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M & F WORLDWIDE CORP.
Date:	May 1, 2007	By:	/s/ BARRY F. SCHWARTZ
			Name:	Barry F. Schwartz, Esq.
			Title:	Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
23.1	Consent of Deloitte & Touche LLP
99.1	Press Release dated May 1, 2007 issued by M & F Worldwide Corp.
99.2	Pro Forma Financial Information